UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2012

MACKINAC FINANCIAL CORPORATION

(previous filings under the name NORTH COUNTRY FINANCIAL CORPORATION)

(Exact name of registrant as specified in its charter)

Michigan	0-20167	38-2062816
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 South Cedar Street, Manistique, MI	49854
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 343-8147

Not Applicable

(Former name or former address if changed since last
report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 27, 2012, Mackinac Financial Corporation (the “Company”) announced that it intended to conduct a $7 million rights offering pursuant to the Registration Statement on Form S-3 (Registration Number 333-180610), which was declared effective by the Securities and Exchange Commission on May 25, 2012.  The Company subsequently filed a prospectus supplement with the Securities and Exchange Commission on May 31, 2012 pursuant to which the Company launched the rights offering.

At 5:00 p.m., Eastern time, on July 16, 2012, the offering period of the Company’s previously announced rights offering expired.  On August 2, 2012, the Company announced the results, indicating that its shareholders, including many of the the Company’s officers and outside directors, exercised basic subscription and over-subscription privileges leading to a full allocation of the 1,217,390 shares available through the rights offering.  Accordingly, the Company will issue shares to shareholders that exercised their basic subscription privileges as well as allocate shares to satisfy over-subscription requests made in the rights offering.

The Company will receive gross proceeds of approximately $7 million from the rights offering.  Subscription rights that were not exercised by 5:00 p.m., Eastern time, on July 16, 2012 have expired.

This release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the registration statement and the related prospectus supplement, dated May 30, 2012, may be obtained without charge from the SEC’s website at http://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mackinac Financial Corporation
(Registrant)

August 2, 2012	/s/ Ernie R. Krueger
(Date)	Ernie R. Krueger
Executive Vice President/Chief Financial Officer